                                   [Material marked with an asterisk has been omitted from this document pursuant to a request for confidential treatment and has been filed separately with the Securities and Exchange Commission.]

                            CHARACTER COLLABORATION

                       AND COMIC BOOK PUBLISHING AGREEMENT

AGREEMENT entered into as of March   1997 (the "Effective date") by and among
Lobito Publishing Group, A California Corporation, ("Lobito") having its principal place of business at 6565 Sunset Boulevard, Suite 418, Los Angeles, California; and, C. Webb, Inc., A Nevada Corporation, for the services of Chris Webber, using a mailing address of 220 Bagley, Suite 1010, Detroit, Michigan; hereinafter referred to as "C Webb."

    WlTNESSETH:

Whereas the parties have and will collaborate on the creation and promotion of a new comic book or series of comic books incorporating the character and storyline of NBA player Chris Webber, and incorporating Mr. Webber's likeness and image.

Whereas, Lobito, in conjunction with C. Webb will write, illustrate, produce, publish, and otherwise exploit the Comic Book subject to the terms and the conditions of this Agreement, and;

Whereas, Lobito will arrange for the merchandising activities related to the Chris Webber character subject to the terms and conditions of this Agreement. For the purpose of this Agreement, "merchandising" shall include, but not be limited to, the sale of film, television, animation, interactive software and any other medium currently in use or hereinafter devised, toys, trade paperbacks, periodicals, clothing, theme park sales and other merchandising related items encompassing the Character, Mark or logo and all normal forms of merchandising.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is acknowledged by the parties, the parties agree as follows:

1. COMIC BOOK

Lobito will illustrate pictorial and graphic versions of the Chris Webber character depicting his exploits and superstar activities as one of the leading players in the National Basketball Association, accompanied by dialogue and related literary text based upon the Webber character, in forms suitable for publication in comic books. Each edition of the Comic Book shall hereinafter be referred to as an "Issue" of the Comic Book.

2. APPROVALS/CONSULTATIONS

Except as set forth herein, Lobito and C. Webb shall have joint control over the content of the Comic Book. Lobito shall submit production budgets on request. C. Webb shall have approval of the use of his name and likeness throughout the term of this Agreement, with such approval not to be unreasonably withheld. C. Webb must approve or reject each submission within fifteen (15) business days after Lobito submits the same to it.

3. LOBITO'S REPRODUCTION AND DISTRIBUTION RIGHTS

3.1 Grant

(a) Subject to the terms and conditions of this Agreement, during the term of this Agreement C. Webb hereby grants to Lobito the worldwide, exclusive and irrevocable right (including the exclusive right to grant others the right) to reproduce, publish, print, reprint, and distribute the Comic Book and the Character, with C. Webb's approval, in whole or in part, in any form, in any language and in any medium now known or hereafter developed and to advertise and promote the Comic Book, the Character and the Mark in any medium. C. Webb shall have approval of the use of Mr. Webber's name and likeness, with such approval not to be unreasonably withheld.

(b) The rights granted in Section 3.1 (a), above, include rights with respect to film, video or any other audio-visual work in any medium now known or hereafter developed.

(c) Except as specifically provided in this Agreement, C. Webb shall not grant to any third party the rights granted in Section 3.1 (a) or (b) with respect to (i) a comic book, or (ii) film, video, or any other audio-visual work, or (iii) promotional material or activity using or incorporating the Character or the Mark.

3.2 Lobito's Responsibilities.

(a) Subject to the provisions of this Agreement and of C. Webb performing in accordance with its responsibilities hereunder, Lobito shall use its best efforts consistent with industry norms to advertise, market, promote and sell copies of each Issue of the Comic Book which C. Webb has approved pursuant to
Section 2 of this Agreement.

(b) Lobito undertakes to maintain the high quality of the Comic Book consistent with the quality which Lobito maintains for its other comic books.

3.3 C. Webb's Responsibilities.

(a) Throughout the term, C. Webb shall assist Lobito in the promotion of the Comic Book as specified in this Agreement and as the parties may reasonably agree from time to time, but in no event less than reasonable efforts. All of
C. Webb's reasonable out-of-pocket expenses directly related to such assistance shall be promptly paid or reimbursed by Lobito. C. Webb shall supply Lobito with appropriate documentation of such expenses. Any single expense in excess of $1,000 must be pre approved by Lobito in writing.

(b) Upon fourteen (14) days written notice by Lobito, Mr. Webber agrees to make himself available for three (3) personal appearances per calendar year for promotional events to publicize the Comic Books and Mark. At these appearances there will be no obligation for Mr. Webber to give autographs. Any situation involving autographs will be negotiated separately.

(c) C. Webb acknowledges that the Character is based on Mr. Webber's likeness and that the Comic book (regardless of medium including, print, film, video, and computer) consuming public will and have come to associate him with the Character to be developed over time under the terms of this Agreement. Therefore, C. Webb agrees that during the full term of this Agreement and any later extensions thereof, it will not portray or represent any other comic book character and will not make appearances for or on behalf of, and will not lend any of Mr. Webber's Collaborative data (as defined in section 4.3 of this

Agreement) for use in conjunction with any comic book, comic book character, or comic book publisher without the prior written consent of Lobito, with such approval to be granted in Lobito's sole and exclusive discretion, which approval shall not be unreasonably withheld.

(d) C. Webb warrants that it will not willfully or by gross negligence act to impair the value of the Comic Book, the Character, or the Mark. In particular, Mr. Webber shall not comport himself in a way that would disparage or diminish the value of the developed Character or knowingly bring negative publicity to the Character, Comic Book, or Mark.

3.4 Credits. Each party hereto shall receive the following credits:

In connection with all issues of the Comic Book and all videos, television productions, and films, all credits shall be attributed jointly and severally to: Lobito Publishing Group, Fallasha Erwin, Chris Webber and Rick Licht, Esq., as "creators".

3.5 Late Shipment of the Comic Book. In the event that an issue of the Comic Book cannot be shipped on schedule such that it can be shipped only on a "returnable basis", (i.e., that copies may be returned for refund or credit) with the prior consultation of C. Webb, Lobito shall have the right whether to ship same on such returnable basis. The parties hereto agree that additional time will be allowed for the sale of, and revenue payments for, any Issues let out on a consignment basis.

3.6 Lobito's Merchandising Rights

Subject to the terms and conditions of this Agreement, C. Webb hereby grants to Lobito during the term of this Agreement the worldwide, exclusive and irrevocable right (including the exclusive right to grant others the right) to exploit and otherwise use the Character and the Mark (defined below) on or in connection with any and all products or services whatsoever, including but not limited to, directly and indirectly, (through agents, licensees, sublicensees, distributors, etc. of Lobito's choosing) merchandising of all of the foregoing.

4. RIGHTS

4.1 Rights in the Character and the Mark.

(a) The (i) Character, and (ii) the Mark or any variations thereof in connection with the Character (the "Mark") and all copyright and trademark rights shall be owned 50% by Lobito and 50% by C. Webb, Inc., a Nevada Corporation. All decisions affecting the use and exploitation of the Character and Mark shall be jointly agreed upon by Lobito and C. Webb.

(b) The parties agree that the successful exploitation, merchandising and licensing of the Character and the Mark will depend on the parties agreeing upon the appropriate exploitation, merchandising and licensing of the Character and the Mark. Therefore the parties agree that any use, exploitation, merchandising or licensing related to the Character or the Mark not specifically granted herein shall be upon the unanimous written agreement of the parties. Further, C. Webb agrees that it will not use, exploit or license or grant to any third party the right to use, exploit or license the Character or the Mark except as provided in the previous sentence.

4.2 Rights in the Comic Book.

                                   [Material marked with an asterisk has been omitted from this document pursuant to a request for confidential treatment and has been filed separately with the Securities and Exchange Commission.]

(a) As among the parties, the Comic Book and all copyright and trademark rights to all original literary materials and characters therein which first appear in the Comic Book shall be owned 50% by Lobito and 50% by C. Webb, Inc., a Nevada Corporation owned by Player. The parties acknowledge that stock character profiles and standard scenes a faire are excluded from claims of joint ownership.

(b) The parties agree that Lobito, in its sole discretion, can elect to put the logo of Lobito Publishing Group (or any such other distributor approved by C. Webb, not to be unreasonably withheld or delayed) on each Issue of the Comic Book. Lobito shall have the right to have a copyright notice and/or trademark in its name. In connection with Lobito's exploitation of its rights hereunder, C. Webb acknowledges that it will not acquire any rights of any kind whatsoever in and to (i) the names or marks of Lobito Publishing Group or any variation thereof, or (ii) any other name or mark or other rights owned by Lobito, other than as specifically set out in Section 4.1 (a) and
4.2 (a) hereof. However, C. Webb shall retain the right to use in any way it sees fit any pre-established logos or marks on Mr. Webber which pre-date the existence of this Agreement.

4.3 Lobito's Exclusive License to Use the Character, Marks, and the Collaborator Data Solely in Connection With the Distribution of the Comic Book.

C. Webb hereby grants to Lobito the exclusive right to use (i) the Character,
(ii) the Marks, and (iii) his name, signature, biographic data and photograph or likeness ("Collaborator Data") in advertising and promotional material in connection with the Comic Book, including its promotion, sale and distribution. Lobito shall submit to C. Webb for its prior written approval, not to be unreasonably withheld or delayed, all proposed materials which incorporate any Collaborator Data.

4.4 Further Assistance.

Each party agrees that, at the request of another party, and without any further consideration, it will, during the term of this Agreement and thereafter, promptly execute and deliver to the other all instruments and documents (after reasonable review by legal counsel) and do all things which may be reasonably necessary to carry out the provisions of this Agreement.

4.5 Copyright and Trademark Notices.

The Comic Book, and where possible and appropriate, all other uses of the Character and the Mark, shall bear a copyright and trademark notice in the names of Lobito Publishing Group, Fallasha Erwin, C. Webb, Inc., A Nevada Corporation, and Rick Licht, Esq.

4.6 Survival.

The provisions of this Section 4 shall survive any termination or expiration of this Agreement.

5. ROYALTIES AND PAYMENT.

5.1 Comic Book (Section 3.1) Publishing Royalties.

(a) Provided that the Comic Book is published and distributed, (I) C. Webb shall receive * percent (*) of the gross profits, if any, collected by Lobito in connection with the distribution and sale of the Comic Book as to the first 15,000 units sold; * percent (*) of the gross profits, if any, collected by Lobito as to the next 15,000 units sold, or

                                   [Material marked with an asterisk has been omitted from this document pursuant to a request for confidential treatment and has been filed separately with the Securities and Exchange Commission.]

Units 15,001 through 30,000, * percent (*) of the gross profits, if any, on the next 20,000 units sold, or units 30,001 through 50,000, and
* percent (*) of the gross profits, if any, on all units sold in excess of the first fifty thousand as specified above.

(b) For purposes of this Section 5.1, "gross profits" is defined as the amount of gross receipts (less all returns) collected by Lobito from the sale of the Comic Book in all markets. No royalties shall be paid on copies furnished without charge, and not for resale to the parties, or for review, advertising or promotional purposes and furnished without charge.

(iv) As an additional accommodation, at C. Webb's request, Lobito agrees to produce up to five thousand (5,000) promotional quality comic books per Issue. These promotional books will be delivered to various civic, charitable, youth, church, benefit or community service organizations chosen by C. Webb, in connection with any related personal appearances by Mr. Webber.

(c) Other than for transactions on a consignment basis, C. Webb's share of the net profits to date under this Section 5.1 shall be delivered to it within forty five (45) days following the date on which each Issue is released, together with an accurate accounting of the net profits, including the numbers of copies of the Comic Book sold and returned. Lobito and Player further agree that for any transaction involving a consignment sale, this period shall be extended to ninety (90) days. For not less than two (2) years following the most recent payment made under this Section 5.1 (c) such statements shall be furnished to the Player not less than once every year, whether or not any moneys are due to the Player for that year, together with all sums indicated on said statement as being due and owing. In addition, C. Webb shall have a five (5) year audit right regarding any monies due and owing it as noted above in this Section. Lobito grants to C. Webb the right to audit all statements issued by it for a period of five (5) calendar years.

5.2 Merchandising Royalties.

(a) C. Webb shall receive * percent (*) of the gross profits, if any, collected by Lobito in connection with the merchandising rights granted in Section 3(a) hereof during the term of this Agreement.

(b) For the purposes of this Section 5.2, "gross profits" is defined as the amount of gross receipts (less all returns) collected by Lobito from whatever source derived from the sale licensing, or use of all forms of merchandising of the Character and/or Mark.

(c) C. Webb's share of the gross profits to date under this Section 5.2 shall be delivered to it within fifteen (15) days, together with an accurate accounting of the gross profits. In addition, Lobito and C. Webb agree that for any transaction involving a consignment, this period shall be extended to seventy five (75) days as to the accounting of profits. For two (2) years following the most recent payment made under this section 5.2 (c) such statements shall be furnished to C. Webb, whether or not any moneys are due to C. Webb for the applicable quarter, together with all sums indicated on said statement as being due and owing. In addition, C. Webb shall have a five
(5) year audit right regarding any monies due and owing it as noted above in this Section. Lobito grants to C. Webb the right to audit all all statements issued by it for (5) five calendar years.

5.3 Film, Television, Multimedia, Interactive and Video.

                                   [Material marked with an asterisk has been omitted from this document pursuant to a request for confidential treatment and has been filed separately with the Securities and Exchange Commission.]

(a) (I) C. Webb shall receive * percent (*) of the gross profits, if any, collected by Lobito in connection with the rights described in Section 3.1 (b) hereof during the term of this Agreement.

(b) For the purpose of this Section 5.3, "gross profits" is defined as the amount of gross receipts received by Lobito from whatever source derived through the sale, exploitation or licensing of the Character and/or Mark from film, television, multimedia (including CD-ROM, internet, videocassette, laser disc, digital video disc, CD and cable) interactive and video payors.

(i) For the purposes of this Section 5.3, gross receipts exclude reasonable and customary fees in the industry for like services earned by Lobito for the individual services provided by employees of Lobito in connection with the rights described in Section 3.1 (b) hereof.

(c) C. Webb's share of the net profits to date under this Section 5.3 shall be delivered to it within twenty one (21) days after (i) for each advance received, the date of receipt of such advance, and (ii) for all other payments, the end of each calendar year, together with an accurate accounting of gross profits. For two (2) years following the most recent payment made under this Section 5.3 (c), such statements shall be furnished to C. Webb, whether or not any moneys are due C. Webb for the applicable quarter, together with all sums indicated on said statement as being due and owing. In addition, C. Webb shall have a five (5) year audit right regarding any monies due and owing it as noted above in this Section. Lobito grants to C. Webb the right to audit all statements issued by it for a period of five (5) calendar years.

5.4 Records.

Lobito shall keep, maintain and preserve at its principal place of business for two (2) years following its furnishing to C. Webb of a statement to be submitted by Lobito pursuant to Section 5.3 of this Agreement, true books of account containing a complete and accurate record covering all transactions relating to this Agreement and pertaining to the various items required to be shown on such statement. Each such statement shall be binding on C. Webb and not subject to any objection unless such objection is made in writing, stating in specific detail the nature of the objection and delivered to Lobito within five (5) years after the receipt by C. Webb of the applicable statement. Such records shall be available for inspection and review (and copying at C. Webb's expense) during Lobito's normal business hours no earlier than five (5) days after Lobito receives C. Webb's written notice and shall be conducted in such a manner as to least interfere with Lobito's normal business activities. If any such review discloses a deficiency between the amounts reported as due C. Webb and the amount actually found to be due to it, then Lobito shall pay C. Webb within thirty (30) days following its receipt of C. Webb's notification, (i) the omitted amounts, (ii) interest on the omitted amounts from the date due at the lesser of one and one half percent (1.5%) per month or the highest rate permitted by law, and (iii) if any such deficiency exceeds five percent (5%) plus the reasonable costs and fees of such review.

6. TERM AND TERMINATION

6.1 Term and Renewal. This Agreement shall have an initial term of three (3) calendar years from the date of execution of same below, with an option on the part of Lobito to renew for three consecutive additional one (1) year periods, unless terminated in a writing signed by all of the parties or as otherwise provided herein. C. Webb will have a unilateral option to terminate this Agreement if it has not received a minimum of one hundred fifty thousand dollars ($150,000.00) in payments from Lobito by the conclusion of the third year of its duration.

In the event of the termination of the Agreement, the rights of ownership noted above in Sections 4.1 and 4.2 will remain equally split at fifty percent (50%) for Lobito and fifty percent (50%) for C. Webb.

6.2 Termination. If at any time the Comic Book is not profitable to Lobito, then Lobito may, at its sole election, elect not to produce, distribute, publish, release, exploit or make use of the rights granted Lobito in this Agreement. In such event, this Agreement will terminate.

6.3 Default. In the event any party shall be in material breach in the performance of any provision of this Agreement, ("Default") and such Default is not cured within thirty (30) days following written notice thereof from the other party of such Default, then upon the expiration of said (30) day period, the party not in Default, at its own election, shall have the right to terminate this Agreement upon written notice delivered to the other party within ten (10) days after the end of said thirty (30) day period. Nothing herein shall limit a party's ability to seek immediate equitable relief (including injunctive relief) in such circumstances as it reasonably believes that its interests hereunder or in its property may be compromised.

6.4 Effect of Termination of this Agreement. In the event of termination or expiration of this Agreement:

(a) Lobito shall continue to enjoy all of the exclusive rights set out in
Section 3.1 of this Agreement with respect to each and every Issue of the Comic Book, and each and every film, video or any other audio-visual work which was produced during the term. Lobito's exclusive rights set out in
Section 3.1 of this Agreement with respect to Issues of the Comic Book, films, videos, and other audio-visual works not already released shall immediately terminate.

(b) Lobito's payment obligations shall survive until fully discharged, and Lobito's other rights and obligations under this Agreement shall not be diminished in any way. However, in the event that Lobito is not up to date or timely with its prescribed payments to C. Webb, Lobito's rights hereunder will be deemed suspended until such payments in arrears are made to C. Webb.

(c) The provisions of Section 4.1 hereof requiring the unanimous consent of the parties shall survive any termination. Further, upon any termination or expiration of this Agreement, all future uses, exploitation, merchandising, or licensing related to the Character, the Mark or the Comic Book not specifically granted herein shall be upon the unanimous written agreement of the parties and each party agrees that it will not use, exploit or license or grant to any third party the right to use, exploit or license the Character or the Mark except as provided in this sentence.

(d) The ownership rights set out in Section 4.1 (a) and 4.2 (a) hereof shall not be affected by any such termination or expiration.

7. INDEMNIFICATION

7.1 Indemnification.

Lobito will defend, at its own expense, any action, lawsuit or claim brought against C. Webb in the United States and throughout the World that is based upon an allegation that the Comic Book infringes any copyright or any trademark rights cognizable under the laws of the United States or any state thereof (hereinafter "Infringement"). Further, Lobito will also defend and indemnify C. Webb, at its own expense, against any action, lawsuit, cause of action or claim regarding any contract and/or other transaction it negotiates involving C. Webb. Lobito agrees that it will pay all settlement costs and all sums which by judgment or decree may be assessed against C. Webb as a result of such litigation provided that Lobito shall be given (i) prompt written notice of all claims against any such infringement and of any suits brought or threatened against C. Webb, (ii) authority to assume the defense thereof through its own counsel and to compromise or settle any such action, lawsuit or claim, and (iii) all available information and reasonable assistance to do so. The foregoing states the entire liability of Lobito with respect to indemnity. No costs or expenses shall be incurred for the account of Lobito by the C. Webb or its agents without the prior written consent of Lobito.

7.2 Changes

C. Webb acknowledges that in the comic book industry, claims of infringement are often raised in connection with copyrights and or trademarks, whether or not such claims have any merit. C. Webb acknowledges and agrees that in the event the Comic Book or any of its contents, including, but not limited to, any text, artwork, designs, or characters which was contributed by it, or any of the rights licensed by it to Lobito herein, including the use of the Character or the Mark is the subject of a claim of infringement, Lobito, with appropriate consultation from C. Webb, may change any of these so as to render them non-infringing.

8. CONFIDENTIALITY

Each party agrees not to disclose or use any materials or information of the other party which is marked confidential, proprietary, or the like, or in the case of orally conveyed information, which is confirmed as being confidential in writing within thirty (30) days of conveyance, except as may be necessary to further the performance of this Agreement.

9. GENERAL

9.1 Assignment.

This agreement and the rights, duties and obligations of the parties hereto shall not be assignable, transferable or delegable by any party hereto without the prior written consent of the others, not to be unreasonably withheld or delayed, and any purported assignment without such consent shall be void, except that Lobito may assign this Agreement to any affiliate of Lobito, or to any company which acquires Lobito or with which Lobito is merged.

9.2 Miscellaneous

All notices specified to sent herein shall be sent by mail or overnight courier, return receipt requested to the addresses first set out above. Notices shall be deemed served when received. This Agreement is a binding agreement and constitutes the complete, fmal and exclusive statements of the terms of the agreement among the parties with respect to the subject matter herein and supersedes any and all other agreements, written or oral, prior or contemporaneous, with respect thereto. This Agreement cannot be modified except by a written instrument signed by all of the parties. The parties are independent contractors and this Agreement is not a partnership between orjoint venture by the parties and no party is the agent for another. If any one or more of the provisions contained herein or the application thereof in any circumstance, is held invalid, illegal or unenforceable in any respect and for any reason, the validity, legality and enfocreability of any such provision in every other respect and to the remaining provisions hereof shall not be affected or impaired in any way, it being intended that all the parties rights and privileges arising hereunder shall be enforceable to the fullest extent permitted by law. Any party shall be excused from performance of its obligations hereunder to the extent and for such period of time as such performance is prevented by an act of God, fire, earthquake, flood, transportation disruption, war, insurrection, or other cause beyond the reasonable control of such party.

This Agreement shall be binding upon and inure to the benefit of the parties hereto, their heirs, legal representatives, executors and administrators, successors and permitted assigns.

9.3 Resolution of Controversy

Any controversy relating to this Agreement or the breach thereof shall be first discussed at length by all the respective parties hereto. After such discussion, if there has been no such resolution of the disputed points, the aggrieved party or parties shall then have the right to pursue litigation in the judicial forum of its/their choice as against the breaching party or parties to the Agreement. Nothing contained in this Section 9.3 shall prohibit a party from seeking equitable relief without first resorting to litigation under such circumstances as that party's interests hereunder and in its property will be otherwise compromised. In the eventlitigation is initiated, each contracting party consents to California or Michigan as the situs of jurisdiction.

IN THE WITNESS HEREOF, the parties hereto have caused this Agreement to be signed on the day and year first written above.

                                             /s/Chris Webber
Joseph Yukich, on behalf of                  Chris Webber, on behalf of C. Webb,
Lobito Publishing Group, A                   Inc., A Nevada Corporation
California Corporation.




Rick Licht, Esq.                             Fallasha Erwin, Esq.